Exhibit 99.1
Eaton Communications Eaton Center Cleveland, OH 44122 tel: (440) 523-4343 MargaretHagan@eaton.com

Date	January 21, 2020
For Release	Immediately
Contact	Margaret Hagan, Media Relations, (440) 523-4343
Yan Jin, Investor Relations, (440 523-7558

Eaton reaches agreement to sell its Hydraulics business for $3.3 billion

DUBLIN, Ireland … Power management company Eaton (NYSE:ETN) today announced it has entered into an agreement to sell its Hydraulics business to Danfoss A/S, a Danish industrial company, for $3.3 billion in cash. This represents a 13.2 multiple of 2019 EBITDA.

Eaton’s Hydraulics business, which accounted for 86 percent of Eaton’s Hydraulics segment revenue in 2019, is a global leader in hydraulics components, systems, and services for industrial and mobile equipment. The business had sales of $2.2 billion in 2019 and employs approximately 11,000 people.

Eaton is retaining the Filtration and Golf Grip businesses currently reported in the company’s Hydraulics segment.

“Today’s announcement is part of the ongoing transformation of Eaton into a higher growth company with better earnings consistency,” said Craig Arnold, Eaton chairman and chief executive officer. “We believe this transaction will create substantial value for our shareholders and allow our hydraulics employees to be part of a company that has a strong commitment to the hydraulics industry.”

“Eaton Hydraulics is a highly respected player in the global hydraulics industry, recognized for its dedicated people and strong brands,” said Kim Fausing, Danfoss president and chief executive officer. “By combining the knowledge and experience of these two companies, our customers will benefit from unmatched expertise from a single partner.”

The transaction is subject to customary closing conditions and regulatory approvals and is expected to close by the end of the year.

More information on the transaction will be provided during Eaton’s quarterly conference call on February 4, 2020, at 11 a.m. Eastern time. Interested parties can access the live audio webcast via a link on Eaton’s home page, which is www.Eaton.com. A replay will also be available following the call.

Eaton is a power management company with 2018 sales of $21.6 billion. We provide energy efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power more efficiently, safely and sustainably. Eaton is dedicated to improving the quality of life and the environment through the use of power management technologies and services. Eaton has approximately 101,000 employees and sells products to customers in more than 175 countries. For more information, visit Eaton.com.

This news release contains forward-looking statements about the expected closing of the sale of our Hydraulics business. These statements should be used with caution and are subject to various risks and uncertainties, some of which are outside of the company’s control. Factors that could cause these statements to become untrue include possible delay or failure of the satisfaction of all closing conditions. We do not assume any obligation to update these forward-looking statements.

This release also contains a non-GAAP measure, EBITDA, which is a commonly used measure of operating performance. We believe this measure will help investors understand the value of this transaction to Eaton. For the Hydraulics business, 2019 pre-tax income of $174 million, plus depreciation of $58 million and amortization of $18 million, results in EBITDA of $250 million. For the Filtration and Golf Grip businesses, which are being retained, 2019 pre-tax income of $88 million, plus depreciation of $7 million and amortization of $6 million, results in EBITDA of $101 million.

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